Exhibit 107

Calculation of Filing Fee Table

Form S-8
(Form Type)

Exscientia plc
(Exact Name of Registrant as Specified in its Charter)

	Table 1 - Newly Registered Securities
	Security Type(1)	Security Class Title	Fee Calculation Rule	Amount Registered(2)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to be Paid	Equity	Ordinary shares, nominal value £0.0005 per share, reserved for future grant under the Registrant’s 2021 Equity Incentive Plan, with Non-Employee Sub-Plan and CSOP Sub-Plan	Other(3)	18,477,622(4)	$6.19	$114,376,480.18	$0.00014760	$16,881.97
	Total Offering Amounts			18,477,622	-	$114,376,480.18	-	$16,881.97
	Total Fees Previously Paid				-	-	-	-
	Total Fee Offsets				-	-	-	-
	Net Fee Due				-	-	-	$16,881.97

(1)
These ordinary shares, nominal value £0.0005 per share (“Ordinary Shares”) may be represented by the American Depositary Shares (“ADSs”) of Exscientia plc (the “Registrant”), each of which represents one Ordinary Share. The Registrant’s ADSs issuable upon deposit of the Ordinary Shares registered hereby have been registered under a separate registration statement on Form F-6 (File No. 333-259724).

(2)	Pursuant to Rule 416(a) promulgated under the Securities Act of 1933, as amended, this Registration Statement shall also cover any additional Ordinary Shares of the Registrant that become issuable under the plan set forth herein by reason of any stock dividend, stock split, recapitalization, or other similar transaction effected that results in an increase to the number of outstanding Ordinary Shares, as applicable.

(3)	Estimated in accordance with Rules 457(c) and 457(h) solely for purposes of calculating the registration fee on the basis of $6.19, the average of the high and low prices of the ADSs as reported on the Nasdaq Global Select Market on March 19, 2024.

(4)
Represents (i) 6,285,119 additional shares of Common Stock that were automatically added to the shares authorized for issuance under the Registrant’s 2021 Equity Incentive Plan (the “2021 EIP”) on January 1, 2024; (ii) 6,148,177 additional shares of Common Stock that were automatically added to the shares authorized for issuance under the 2021 EIP on January 1, 2023; and (iii) 6,044,326 additional shares of Common Stock that were automatically added to the shares authorized for issuance under the 2021 EIP on January 1, 2022, in each case pursuant to an annual “evergreen” increase provision contained in the 2021 EIP. Pursuant to such provision, the number of shares reserved for issuance under the 2021 EIP will automatically increase on the first day of each calendar year, starting on January 1, 2022 and continuing through January 1, 2031, by the lesser of (a) five percent (5%) of the total number of the Registrant’s Ordinary Shares outstanding on December 31st of the immediately preceding calendar year; and (b) a smaller number of shares determined by the Registrant’s board of directors.